Exhibit 99.1
ACS Appoints Tom Blodgett to Chief Operating Officer
of Its Commercial Business

Dallas, Texas, June 1, 2009 - Affiliated Computer Services, Inc. (NYSE: ACS) today announced the promotion of Tom Blodgett to chief operating officer of all commercial operations.  Tom Burlin, will serve as chief operating officer for all government operations, with a focus on the company’s expanding public sector business.  Together, Blodgett and Burlin will be responsible for the day-to-day operations of ACS.

"Expanding our senior management team is necessary to keep pace with the growth of ACS and the complexity of our business,” said ACS Chairman Darwin Deason.  “Tom Blodgett and Tom Burlin are exceptional leaders.  ACS is fortunate to have two highly talented and experienced managers focusing on their respective areas of expertise, which will allow ACS to better serve clients and to continue growing our business.”

Blodgett brings a unique perspective to this leadership role having recently served as executive vice president and group president of ACS Business Process Solutions.  During his 13-year tenure at ACS, Blodgett has leveraged ACS’ acquisition strategy having successfully acquired and integrated 11 companies.  He has also been responsible for ACS’s global expansion that now supports client operations in more than 100 countries and positioned ACS as an industry leader in the global market.

Since joining the company in 2005, Burlin has provided ACS with leadership, operational insight and a new market strategy for its government operations by transforming its singular state and local government focus to a comprehensive global perspective, including transportation and the U.S. federal market.  By transforming the operating structure of our government business, Burlin revitalized market growth in that sector while expanding the company’s opportunities.  Prior to joining to ACS, Burlin accumulated more than 25 years of experience in the government sector.

ACS’ commercial operations – representing approximately 60 percent of the company’s revenues – include the company’s information technology outsourcing, business process solutions, human capital management solutions, commercial education and the finance & accounting lines of business.  The company’s government sector – currently representing approximately 40 percent of revenues – includes state & local government, public transportation and U.S. federal lines of business.

About ACS

ACS, a global FORTUNE 500 company with about 74,000 people supporting client operations reaching more than 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients.  The company's Class A common stock trades on the New York Stock Exchange under the symbol “ACS.”  Learn more about ACS at www.acs-inc.com.

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ACS Contacts

Investor Relations Contact	Media Contact
Jon Puckett Vice President Investor Relations Affiliated Computer Services, Inc. 214-841-8281 jon.puckett@acs-inc.com	Kevin Lightfoot Vice President Corporate Communications Affiliated Computer Services, Inc. 214-841-8191 kevin.lighfoot@acs-inc.com